OFFER TO EXCHANGE
4.0% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2012
FOR ANY AND ALL OUTSTANDING
5.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006
(CUSIP Nos. 00235A AE1 and U9871P AA6)
OF

AAMES FINANCIAL CORPORATION

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 13, 2002, UNLESS EXTENDED BY AAMES (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").

May 15, 2002

To Our Clients:

            Enclosed for your consideration is an Offering Memorandum dated May 15, 2002 (the "Offering Memorandum") of Aames Financial Corporation, a Delaware corporation ("Aames"), and a related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offering Memorandum, the "Offer Documents"), relating to Aames' offer (the "Exchange Offer") to exchange $800 in principal amount of its 4.0% Convertible Subordinated Debentures due 2012 (the "New Debentures") for each $1,000 in principal amount of its outstanding 5.5% Convertible Subordinated Debentures due 2006 (the "Existing Debentures") that you validly tender before the Expiration Date, upon the terms and subject to the conditions set forth in the Offer Documents.

            These materials are being forwarded to you as the beneficial owner of the Existing Debentures held by us for your account but not registered in your name. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Existing Debentures held by us with respect to Existing Debentures held by us for your account. We are the holder of record of Existing Debentures held by us for your account. A TENDER OF SUCH EXISTING DEBENTURES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

            We request you to complete the Instructions, annexed hereto, as to whether you wish to have us tender Existing Debentures on your behalf in respect of any or all of the Existing Debentures held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer Documents

            Your attention is directed to the following:

                1.        The Exchange Offer is being made for any and all outstanding Existing Debentures.

                2.        For each $1,000 principal amount of outstanding Existing Debentures that you validly tender before the Expiration Date which is accepted by Aames, you will receive $800 principal amount at maturity of New Debentures.

                3.        The Exchange Offer will expire at 5:00 p.m., New York City time, on Thursday, June 13, 2002, unless the Exchange Offer is extended. Any Existing Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after Thursday, July 11, 2002 if Aames has not accepted the tendered Existing Debentures for exchange by that date.

                4.        The Exchange Offer is subject to certain conditions set forth in the Offering Memorandum under the caption "The Exchange Offer—Conditions to the Exchange Offer."

    Aames has the right to waive any of these conditions. If the Exchange Offer is withdrawn or otherwise not completed, no New Debentures will be exchanged for Existing Debentures.

                5.        Aames will pay or cause to be paid all transfer taxes applicable to the exchange of Existing Debentures pursuant to the Exchange Offer, subject to Instruction 5 of the Letter of Transmittal. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See the Letter of Transmittal under the caption "Important Tax Information."

            If you wish to have us tender any or all of your Existing Debentures, please so instruct us by completing, executing and returning to us the Instructions, annexed hereto. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Existing Debentures, all such Existing Debentures will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.

            The Exchange Offer is not being made to (nor will tenders of Existing Debentures be accepted from or on behalf of) holders of Existing Debentures in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, Aames, in its sole discretion, may take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to holders of Existing Debentures in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO EXCHANGE
4.0% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2012
FOR ANY AND ALL OUTSTANDING
5.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006
OF

AAMES FINANCIAL CORPORATION

            The undersigned acknowledge(s) receipt of your letter and the enclosed Offering Memorandum and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer Documents"), in connection with the offer by Aames Financial Corporation, a Delaware corporation, to exchange $800 in principal amount of its 4.0% Convertible Subordinated Debentures due 2012 (the "New Debentures") for each $1,000 in principal amount of its outstanding 5.5% Convertible Subordinated Debentures due 2006 (the "Existing Debentures"), upon the terms and subject to the conditions set forth in the Offer Documents.

            This will instruct you to tender the aggregate principal amount of Existing Debentures indicated below held by you or for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Existing Debentures held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer Documents.

SIGN HERE
Aggregate Principal Amount of Existing Debentures to be Tendered:
*	Signature(s)
Please type or print name(s)
Dated: , 2002
Please type or print address(es)
Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)

            * Unless otherwise indicated, it will be assumed that all of the aggregate principal amount of Existing Debentures held by us for your account is to be tendered.